For Release: IMMEDIATELY

Contact:	Stephen F. Carman, EVP	(609) 631-6222 or carmans@yanb.com
	Patrick M. Ryan, President and CEO	(609) 631-6177
	Leonardo G. Zangani	(908) 788- 9660 or office@zangani.com
	Investor Relations on YNB’s website:	www.ynb.com

YNB TO RETAIN SEIDMAN AS CONSULTANT

Hamilton, N.J. — February 18, 2005 — Yardville National Bancorp (NASDAQ:YANB) today announced that it will retain investor Lawrence Seidman as an independent consultant to help the company explore planning, acquisition and growth opportunities in the future. The company says it believes that Mr. Seidman’s broad experience in the New Jersey community banking arena will be of help to the institution as it grows.

“We look forward to working with Mr. Seidman, and to draw upon his background with similar New Jersey banking institutions,” said YNB President and CEO Patrick M. Ryan. “While he will be a consultant, and not an employee, we will be able to request his input on a confidential basis.”

During the period of the consulting agreement, Mr. Seidman agreed to vote his stock in favor of proposals and nominees put forth by the Company’s Board. He also agreed that he will not make statements in opposition to, or that would reflect negatively against YNB, The Yardville National Bank, or their directors or officers. Mr. Seidman retains the right, however, to agree or disagree with any capital offering in excess of $15,000,000.00. Mr. Seidman also agreed he will not support, initiate or participate in any litigation or proxy contest against YNB, the Bank, or their directors or officers during the term of the agreement.

Mr. Seidman will be paid quarterly installments of $5,000 after each fiscal quarter of 2005, as well as a $1,000 monthly fee, which is similar to the annual retainer and monthly meeting fees paid to a Director. In addition, he will be given consideration for a future Board seat in accordance with Company policies regarding nominations and nomination criteria.

Mr. Seidman expressed his pleasure with the arrangement, which goes into effect immediately and will expire January 31, 2006.

“I have the utmost respect for YNB, its management, and Board of Directors,” Mr. Seidman added. “I believe this consulting arrangement allows us to work together for the benefit of all YNB shareholders to enhance the value of the YNB franchise.”

According to a Schedule 13D filed with the Securities and Exchange Commission on July 29, 2004, Mr. Seidman and related parties control an aggregate of 638,800 shares or approximately 6.1% of YNB’s outstanding class of common stock.

With $2.81 billion in assets as of December 31, 2004, YNB serves individuals and small-to mid-sized businesses in the dynamic New York City-Philadelphia corridor through a network that currently numbers 23 branches in Mercer, Hunterdon, Somerset, Middlesex and Burlington counties in New Jersey and Bucks County in Pennsylvania. In December 2004, YNB announced plans to open five branch offices during 2005, and more in 2006. Headquartered in Mercer County, YNB emphasizes commercial lending and offers a broad range of lending, deposit and other financial products and services.

Note regarding forward-looking statements

This press release and other statements made from time to time by our management contain express and implied statements relating to our future financial condition, results of operations, plans, objectives, performance, and business, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These may include statements that relate to, among other things, profitability, liquidity, loan loss reserve adequacy, plans for growth, interest rate sensitivity, market risk, regulatory compliance, and financial and other goals. Actual results may differ materially from those expected or implied as a result of certain risks and uncertainties, including, but not limited to, the results of our efforts to implement our retail strategy, adverse changes in our loan portfolio and the resulting credit risk-related losses and expenses, interest rate fluctuations and other economic conditions, our ability to attract core deposits, continued relationships with major customers, competition in product offerings and product pricing, adverse changes in the economy that could increase credit-related losses and expenses, compliance with laws and regulatory requirements of federal and state agencies, other risks and uncertainties detailed from time to time in our filings with the SEC, as well as other risks and uncertainties detailed from time to time in statements made by our management.